UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2007

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 263-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 26, 2007, Cytyc Corporation (“Cytyc” or the “Company”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Adiana, Inc., a privately held corporation based in California (“Adiana”), Admiral Acquisition Corp., a newly formed wholly-owned subsidiary of the Company (“Merger Sub”), and the Stockholder Representative Committee. Adiana is engaged in the design, development and marketing of products for permanent female contraception.

Summary of the terms of the Merger Agreement:

Form of Transaction. Merger Sub will merge with and into Adiana (the “Merger”), with Adiana remaining as the surviving corporation and a wholly-owned subsidiary of the Company.

Merger Consideration. All outstanding shares of Adiana’s common stock and preferred stock, as well as all options and warrants, will be converted into the right to receive at the closing an aggregate of $60 million in cash, plus milestone and contingent payments of up to $155 million. The milestone and contingent payments include (i) a milestone payment of up to $25 million tied to potential FDA regulatory approval of the Adiana permanent contraception product and (ii) contingent payments tied to such product’s future sales performance. The contingent payments are based on incremental sales growth of the Adiana permanent contraception product during the four-year period following FDA approval of such product and are subject to an aggregate cap of $130 million. No earn out payments can be earned after December 31, 2012. The terms of the Merger Agreement provide that the total merger consideration, including the milestone and four-year contingent earn-out payments, will not exceed $215 million.

Indemnification and Escrow. The Merger Agreement provides that the Adiana shareholders will indemnify the Company for breaches of representations and warranties as well as certain other specified matters. At closing, an escrow fund will be established to fund indemnification obligations payable during the first year after closing. The initial amount of the escrow fund will be $3,000,000. The amount of the fund will be reduced to $1,500,000 (plus amounts covering any pending and unresolved indemnification claims) six months after closing. The remaining amount in the escrow fund will be released, subject to pending and unresolved indemnification claims, one year after closing. The Company also will be entitled to set-off against contingent payments for indemnification claims up to an aggregate limit of $50,000,000.

Representations, Warranties and Covenants. The Merger Agreement contains representations, warranties and covenants of the Company, Merger Sub, and Adiana. The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other parties to the Merger Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosures made to the other party in connection with the Merger Agreement, (ii) are subject to the materiality standards contained in the Merger Agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

Financing. The acquisition will be funded out of the Company’s existing cash and credit facility.

Adiana Shareholders. Holders of a majority of Adiana’a outstanding shares of capital stock have agreed to vote their shares in favor of approval of the Merger and the Merger Agreement.

Closing Conditions. The closing of the Merger is subject to, among other things, the approval of the shareholders of Adiana and other conditions which are set forth in the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be a complete statement of the parties’ rights and obligations under that agreement and the transactions contemplated by it and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A copy of the press release announcing the execution of the Merger Agreement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed pursuant to Item 1.01:

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated February 26, 2007, by and among Adiana, Inc., Cytyc Corporation, Admiral Acquisition Corp. and the Stockholder Representative Committee

99.1	Press Release, dated February 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan Chairman, Chief Executive Officer, and President

Date: February 27, 2007

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated February 26, 2007, by and among Adiana, Inc., Cytyc Corporation, Admiral Acquisition Corp. and the Stockholder Representative Committee

99.1	Press Release, dated February 26, 2007